June 30, 2014

For more information contact

Stephen P. Wilson, Chairman and CEO

TO ALL MEDIA:

Steve P. Foster, President

FOR IMMEDIATE RELEASE

at 800-344-BANK

RE:   Bernard H. Wright, Jr., Retires After 37 Years with LCNB

The Board of Directors announced that Senior Executive Vice President and Trust Officer, Bernard H. 'Barney' Wright, Jr., will officially retire on June 30, 2014.

Mr. Wright has served as head of the Trust Department and Bank Investment Officer for LCNB Corp. and LCNB National Bank for 37 years.

Stephen P. Wilson, Chairman and CEO of LCNB Corp. and LCNB National Bank, stated, “Barney Wright has been a great member of our team. His expertise has led the Trust Department of LCNB to substantial growth in assets and reputation throughout Southwestern Ohio.” Mr. Wilson continued, “He will be missed. He has unselfishly built a team of experts to continue the growth and continue the operation of the Department without interruption.”

In addition to Wright’s responsibilities already delegated, Executive Vice President LeRoy F. McKay, will assume leadership of the Trust Department. Mr. McKay has been with LCNB for 19 years. Bradley A. Ruppert CFA, will become the Bank Investment Officer. Mr. Ruppert is Vice President and Trust Officer and brings 15 years experience to this position, the last six with LCNB. He became a Chartered Financial Analyst Charterholder in 2012. Robert C. Haines II, Chief Financial Officer and Executive Vice President will assume responsibility for liaison with the Corp.’s Transfer Agent. Mr. Haines has been with LCNB for 23 years.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

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